Exhibit 3.165

ARTICLES OF INCORPORATION OF

HTI MEMORIAL HOSPITAL CORPORATION

I

The name of this Corporation is HTI Memorial Hospital Corporation.

II

The principal office of the Corporation in the State of Tennessee is: 4525 Harding Road, Nashville, Tennessee 37205.

III

The period of duration shall be perpetual.

IV

The address of the registered office of the Corporation in the State of Tennessee is 530 Gay Street, in the City of Knoxville, County of Knox. The name of its registered agent at that address is CT Corporation System.

V

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the Tennessee Business Corporation Act.

VI

The Corporation has authority to issue one Thousand (1,000) shares of Common Capital Stock. The par value of such shares is One Dollar ($1.00) per share. All shares shall be of one class.

VII

Shareholders shall not have preemptive rights.

VIII

The name and mailing address of the sole incorporator of the Corporation is: Philip D. Wheeler, 4525 Harding Road, Nashville, Tennessee 37205.

Dated: December 3, 1993.

Philip D. Wheeler Incorporator